UNITES STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2015

NEPHROS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	001-32288 (Commission File Number)	13-3971809 (IRS Employer Identification No.)

41 Grand Avenue, River Edge, New Jersey 07661 (Address of principal executive offices, including ZIP code)

(201) 343-5202 (Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 4, 2015, Nephros, Inc. (the “Company”) entered into a Second Amendment to License and Supply Agreement (the “Second Amendment”) with Medica S.p.A. (“Medica”). Pursuant to the Second Amendment, the Company and Medica agreed that the total minimum amount of purchases by the Company from Medica for calendar year 2015 will be €1,000,000 (approximately $1,130,000). Additionally, the Company and Medica agreed that Italy will continue to be excluded from the worldwide license, and that, until December 31, 2022, the Company will pay Medica a royalty of 3% of net sales, in addition to any other payments required, except that if the Company sublicenses to a third party the right to market and sell its HydraGuard products, the Company will pay Medica a fee of €2.00 (approximately $2.25) per HydraGuard unit in lieu of the 3% royalty.

On May 6, 2015, the Company entered into a Sublicense Agreement with CamelBak Products, LLC (“CamelBak”). Under this Sublicense Agreement, the Company granted to CamelBak an exclusive, non-transferable, worldwide (with the exception of Italy) sublicense and license, in each case solely to market, sell, distribute, import and export the Company’s HydraGuard individual water treatment devices. The sublicensed intellectual property is licensed to the Company by Medica pursuant to the License and Supply Agreement, as amended, between the Company and Medica, which granted the Company an exclusive license, with right of sublicense, to market, promote, distribute, offer for sale and sell certain filtration products based upon Medica’s proprietary Medisulfone ultrafiltration technology in combination with the Company’s filtration products, which includes the HydraGuard individual water treatment devices.

In exchange for the rights granted to CamelBak, CamelBak agreed to pay the Company a percentage of the gross profit on any sales made to a branch of the U.S. military, subject to certain exceptions, and to pay the Company a fixed per-unit fee for any other sales made. CamelBak is also required to meet or exceed certain minimum annual fees payable to the Company, and if such fees are not met or exceeded, the Company may convert the exclusive sublicense to a non-exclusive sublicense with respect to non-U.S. military sales. Additionally, the Company has the right to terminate the sublicense with respect to a specific geographic area if CamelBak enters into an agreement or otherwise obtains or develops the rights to market or sell a product that competes with the HydraGuard individual water treatment devices in such geographic area. If the Company does not terminate the sublicense in such situation, and the sales of the competing product in such geographic area exceed the sales of the HydraGuard individual water treatment devices in the same area during any full calendar year, the Company may convert the exclusive sublicense to a non-exclusive sublicense solely with respect to such geographic area.

The Sublicense Agreement will expire on December 31, 2022, unless earlier terminated in accordance with the terms of the Sublicense Agreement.

The foregoing descriptions of the material terms of the Second Amendment and the Sublicense Agreement do not purport to be a complete description of the rights and obligations of the parties thereunder and are qualified in their entirety by reference to the full text of the Second Amendment and the Sublicense Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2015.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 7, 2015, the Company’s Board of Directors (the “Board”) appointed Malcom Persen as a director of the Company. Mr. Persen was also appointed to serve as the Chair of the Audit Committee of the Board. The Company will provide Mr. Persen with the standard compensation and indemnification approved for non-employee directors.

Mr. Persen is currently the President of Resolute Performance Contracting, a solar construction firm that he founded in 2011. Previously, from 2009 through 2011, he was the Executive Vice President at Ironco Enterprises, a renewable energy contracting organization. From 2004 through 2008, Mr. Persen served as the Chief Financial Officer for Radyne Corporation, a NASDAQ-traded manufacturer and distributor of satellite and telecommunications equipment. While at Radyne, he was part of the management team that tripled revenues and sold the firm, resulting in a 100% return for shareholders. Earlier, Mr. Persen was employed as Group Financial Officer for Avnet, Inc., a global distributor of electronic components and computer systems. Other experience included assignments with consultancies Arthur D. Little and Mercer Management Consulting. In addition, Mr. Persen lectured in finance at the University of Arizona from 2010 to 2013 and at Boston College from 1988 to 1999. Mr. Persen currently serves on the Board of Valutek, a supplier of cleanroom supplies through direct and distribution channels. Mr. Persen holds a BA in Political Economics from The Colorado College, and an MBA from The Amos Tuck School of Business at Dartmouth College

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nephros, Inc.

Dated: May 8, 2015	By:	/s/ Daron Evans
Daron Evans
President & Chief Executive Officer